Exhibit 10.2

AGREEMENT AND PLAN OF MERGER

by and among

STRATEGIC STORAGE TRUST, INC.,

SS REIT II ACQUISITION, INC.

and

SELF STORAGE REIT II, INC.

Dated as of June 30, 2009

i

Exhibit A	Articles of Merger
Exhibit B	Individuals with Knowledge of REIT II
Exhibit C	Individuals with Knowledge of SSTI

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of June 30, 2009 (this “Agreement”), is entered into by and among STRATEGIC STORAGE TRUST, INC., a Maryland corporation (“SSTI”), SS REIT II ACQUISITION, INC., a Maryland corporation and a wholly owned subsidiary of SSTI (“Purchaser”), and SELF STORAGE REIT II, INC., a Maryland corporation (“REIT II”).

WHEREAS, REIT II’s board of directors has approved this Agreement and the Merger (as defined below) and declared that it is advisable and in the best interests of REIT II and its stockholders for REIT II to merge with Purchaser, in accordance with the General Corporation Law of the State of Maryland (the “MGCL”) and upon the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, SSTI’s board of directors, having received the recommendation of SSTI’s Nominating and Corporate Governance Committee, and Purchaser have each determined that it is advisable and in the best interests of SSTI, Purchaser and their respective stockholders to consummate the Merger upon the terms and subject to the conditions set forth herein, and have approved this Agreement and the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, SSTI is entering into an agreement and plan of merger (the “REIT I Agreement”) with SELF STORAGE REIT, INC., a Maryland corporation (“REIT I”), and SS REIT I ACQUISITION INC., a Maryland corporation and a wholly owned subsidiary of SSTI (“REIT I Purchaser”), pursuant to which at the closing of the transactions contemplated by the REIT I Agreement, REIT I shall merge with and into the REIT I Purchaser (the “REIT I Merger”);

WHEREAS, in connection with the Closing of the Merger, Purchaser and REIT II shall execute Articles of Merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”) and shall file the Articles of Merger in accordance with the MGCL to effectuate the Merger;

WHEREAS, SSTI, Purchaser and REIT II intend that the Merger qualify as a “reorganization” for purposes of Section 368 of the Internal Revenue Code of 1986, as amended through the date hereof (the “Code”); and

WHEREAS, SSTI, Purchaser and REIT II desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SSTI, Purchaser and REIT II hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. (a) In addition to any other definitions set forth in this Agreement, for purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer from any Person (other than as contemplated by this Agreement) relating to any direct or indirect acquisition by any means of (A) more than 20% of the consolidated assets of REIT II (including securities of any of REIT II’s Subsidiaries) or (B) more than 20% of the equity securities of REIT II then outstanding; or (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving REIT II or any of its then Subsidiaries, in each case other than the Merger and the other transactions contemplated hereby.

“Affiliate” includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.).

“Environmental Claim” means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability relating to any Environmental Law or any REIT II Environmental Permit, as the case may be, that REIT II has received notice of directly or by its registered agent in writing.

“Environmental Laws” means all applicable federal, state, and local laws, rules and regulations, orders, judgments, decrees and other legal requirements relating to the handling, use, presence, disposal, release or threatened release of any Hazardous Materials or the regulation and protection, investigation or restoration of human health, safety, the environment or natural resources or of noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threatened injury to persons or property relating to any Hazardous Materials, including, but not limited to, CERCLA; the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Section. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute and any requirements or standards applicable to the voluntary cleanup of environmental contamination.

“Exchange Ratio” means 1.0.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Hazardous Materials” means all substances, pollutants, chemicals, compounds and wastes listed, classified or regulated pursuant to any Environmental Law, including “pollutants,” “toxic substances,” “contaminants,” “hazardous substances,” “regulated wastes,” “special wastes,” or “hazardous wastes” and petroleum and any fraction thereof or asbestos-containing material, lead-based paint or plumbing, biphenyls, radioactive material, radon or other substances otherwise potentially injurious to human health and the environment including mold or other toxic growth.

“Intellectual Property” means (i) United States, non-United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names,

trade dress, logos, trade names, d/b/a’s, corporate names and other source identifiers, and registrations and applications for registration thereof and all renewals thereof, (iii) published and unpublished works of authorship, whether copyrightable or not, copyrightable works, copyrights, and registrations and applications for registration thereof and all renewals or extensions thereof, (iv) computer software, programs and databases, and (v) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of REIT II” or “REIT II’s Knowledge” (or words of similar import) means the actual knowledge of any of the individuals listed on Exhibit B.

“Knowledge of SSTI” or “SSTI’s Knowledge” (or words of similar import) means the actual knowledge of any of the individuals listed on Exhibit C.

“Liens” means any mortgages, liens, security interests, pledges, deeds to secure debt, charges or any easement, right of way, covenants, restrictions, rights of first refusal, assessments, or any other encumbrance to title.

“Material Adverse Effect” means, when used with reference to REIT II or SSTI, as the case may be, any event, circumstance, change or effect (any such item, an “Effect”) that is materially adverse to the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Effect that results from changes in general economic conditions or changes in securities markets in general, including any changes in interest rates, (ii) any Effect that results from general changes in the industries in which such party and its Subsidiaries operate, (iii) any Effect related to the public announcement or the pendency or consummation of the transactions contemplated by this Agreement, (iv) any Effect that results from any action taken at the specific request of the other party, (v) any change in the share price of REIT II Common Stock or SSTI Common Stock, as the case may be, after the date hereof, provided, that, the exception in this clause shall not prevent or otherwise affect a determination that any Effect(s) underlying such change has, individually or in the aggregate with any other Effect, resulted in a Material Adverse Effect, (vi) any Effect that results from natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof, or (vii) any Effects resulting from any change in applicable law or regulation in the geographic regions in which a party or any of its Subsidiaries operates; except in the case of clauses (i), (ii), (vi) and (vii), for any Effect that has a significantly disproportionate adverse impact on such party and its Subsidiaries compared to other companies of similar size operating in the principal industries in which such party and its Subsidiaries operate.

“Ordinary Course” means the ordinary course of business either of REIT II and its Subsidiaries or of SSTI, Purchaser and SSTI’s Subsidiaries, as applicable, consistent with past practice, and, when referring to REIT II and its Subsidiaries, shall include (but not be limited to) any action taken by REIT II or its Subsidiaries pursuant to REIT II’s existing REIT II Common Stock share redemption program and distribution reinvestment plan.

“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or, if delinquent, as to which there is a good faith dispute; provided that such Liens are reserved against (if such reserves are recognized pursuant to GAAP) or otherwise disclosed in SSTI’s SEC Reports, as the case may be, or REIT II Disclosure Schedule or SSTI Disclosure Schedule, as the case may be, (ii) any matter disclosed in REIT II Title Insurance Policies, or any title insurance policy insuring SSTI’s or any of its Subsidiaries’

fee simple or leasehold title to any SSTI Property, (iii) Liens arising in accordance with the terms of REIT II Material Contracts or SSTI Material Contracts, as the case may be (and not as a result of any breach thereunder), (iv) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other liens created by Law, in each case arising in the Ordinary Course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings, (v) Liens arising under REIT II Leases, as the case may be, (vi) mortgages and deeds of trust granted as security for financings listed or described in, as applicable, REIT II Title Insurance Policies, REIT II Disclosure Schedule or SSTI SEC Reports, or any title insurance policy insuring SSTI’s or any of its Subsidiaries’ fee simple or leasehold title to any SSTI Property, the SSTI Disclosure Schedule or SSTI SEC Reports, as the case may be, (vii) Liens described in Section 3.11 of REIT II Disclosure Schedule, and (viii) any other Lien not specifically addressed in clauses (i)—(vii) of this sentence that does not materially diminish the value of REIT II Property or SSTI Property, as the case may be, and does not materially impair or materially interfere with any permitted use of any REIT II Property or SSTI Property, as the case may be, affected thereby.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Purchaser Charter” means the Articles of Incorporation of Purchaser, as amended.

“REIT II Charter” means the Articles of Incorporation of REIT II, as amended.

“REIT II Common Stock” means the common stock of REIT II, $0.01 par value per share.

“REIT II Stockholder Approval” means the affirmative approval of the Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding shares of REIT II Common Stock as of the record date for the REIT II Stockholders’ Meeting.

“REIT II Tax Subsidiary” means any entity in which REIT II owns a direct or indirect equity interest for federal or state income tax purposes of at least 10%, determined by either voting power or value.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SSTI Charter” means the Articles of Amendment and Restatement of SSTI, as amended.

“SSTI Tax Subsidiary” means any entity in which SSTI owns a direct or indirect equity interest for federal or state income tax purposes of at least 10%, determined by either voting power or value.

“Subsidiary” or “Subsidiaries” of REIT II, the Surviving Corporation, SSTI or any other Person means any corporation, partnership, joint venture, limited liability company, business trust or other entity, of which such Person, directly or indirectly, owns or controls at least 50.01% of the securities or other interests entitled to vote in the election of directors or others performing similar functions with respect to such organization.

“Superior Proposal” means any unsolicited bona fide Acquisition Proposal to acquire more than 50% of the total voting power of the equity securities then outstanding, or of the assets (on a consolidated basis), of REIT II that the REIT II board of directors determines in its good faith judgment upon the recommendation of its financial advisor(s), is reasonably capable of being consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to REIT II’s stockholders from a financial point of view than the Merger.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs and similar charges.

“Tax Returns” shall mean any federal, state, local or foreign report, return, document, declaration, election or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

(a) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 3.09
Agreement	Preamble
Articles of Merger	Recitals
Blue Sky Laws	Section 3.05(b)
Break-Up Fee	Section 8.02(b)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Preamble
Counsel’s Gross Income Opinion	Section 8.04(a)
Counsel’s Ruling Letter	Section 8.04(a)
Department	Section 2.02
Drop Dead Date	Section 8.01(b)(iii)
Effective Time	Section 2.02
Environmental Permits	Section 3.14(b)
Exchange Agent	Section 2.08(a)
GAAP	Section 3.07
Governmental Authority	Section 3.05(b)
Indemnified Parties	Section 6.04(b)
Law	Section 3.05(a)
Lease Documents	Section 3.11(a)(ii)
Leased Properties	Section 3.11(a)(ii)
Merger	Recitals
Merger Consideration	Section 2.06(a)
MGCL	Recitals
Order	Section 7.01(b)
Paying Party	Section 8.04(a)
PCB	Section 3.14(h)
Permits	Section 3.06

Permitted Encumbrances	Section 3.11(a)(i)
Property Restrictions	Section 3.11(a)(i)
Proxy Statement	Section 3.10
Purchaser	Preamble
Qualifying Income	Section 8.04(a)
Receiving Party	Section 8.04(a)
Recipient Affiliate	Section 6.02(b)
REIT II	Preamble
REIT II Disclosure Schedule	Article III
REIT II Lease	Section 3.11(h)
REIT II Material Contract	Section 3.15
REIT II Minority Interest(s)	Section 3.11(a)(i)
REIT II Property	Section 3.11(a)(i)
REIT II Recommendation	Section 6.01
REIT II Stockholders’ Meeting	Section 6.01
REIT II Title Insurance Policy	Section 3.11(c)
Sarbanes-Oxley Act	Section 4.08(a)
SSTI	Preamble
SSTI Common Stock	Section 2.06(a)
SSTI Disclosure Schedule	Article IV
SSTI Material Contracts	Section 4.14
SSTI Preferred Stock	Section 4.03
SSTI Properties	Section 4.11
SSTI Property Owner	Section 4.11
SSTI Rights	Section 4.03
SSTI SEC Reports	Section 4.08(a)
Specified REIT Requirements	Section 8.04(a)
Surviving Corporation	Section 2.03
Surviving Corporation Bylaws	Section 2.04(b)
Surviving Corporation Charter	Section 2.04(a)

ARTICLE II

THE MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Articles of Merger, at the Effective Time, REIT II shall be merged with and into Purchaser in accordance with the MGCL.

SECTION 2.02. Closing; Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Monarch Plaza, 3414 Peachtree Road, Suite 1600, Atlanta, GA 30326, at 10:00 a.m. local time, on such date as REIT II, SSTI and Purchaser shall mutually agree following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or if the parties do not so agree, on the third Business Day following satisfaction of such conditions or (b) at such other place, date or time as may be mutually agreed in writing by the parties. The date of the Closing is referred to herein as the “Closing Date.” At the Closing, the parties hereto shall cause the Articles of Merger to be filed with, delivered in the manner required by the MGCL to, and accepted for record by, the Maryland

State Department of Assessments and Taxation (the “Department”) and shall make all other filings and recordings required under the MGCL. The “Effective Time” shall be the later of (a) the date and time of the acceptance for record of the Articles of Merger with the Department or (b) such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger.

SECTION 2.03. Effect of the Merger. As a result of the Merger, the separate corporate existence of the Purchaser shall cease and REIT II shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, but subject to the terms and conditions of this Agreement, at the Effective Time, all the property, rights, privileges, powers and franchises of REIT II and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of REIT II and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04. Charter; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided by Law and such Articles.

(b) At the Effective Time, the Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided by Law, the Surviving Corporation Charter and such Bylaws.

SECTION 2.05. Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time and such others as SSTI shall have designated, if any, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

SECTION 2.06. Conversion of Securities. At the Effective Time, as a result of the Merger and without any further action on the part of REIT II, SSTI, Purchaser or any holder of any capital stock of REIT II, SSTI or Purchaser:

(a) Each share of REIT II Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by SSTI, Purchaser or any other direct or indirect wholly-owned Subsidiary of SSTI and shares that are owned by REIT II or any direct or indirect wholly-owned Subsidiary of REIT II, and in each case not held on behalf of third parties which shall be cancelled pursuant to the following sentence) shall be converted into, and become exchangeable for a number of shares of common stock, par value $0.001 per share, of SSTI (the “SSTI Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”). At the Effective Time, all shares of REIT II Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of shares of REIT II Common Stock not be represented by a Certificate shall thereafter only have the right to receive the Merger Consideration.

(b) Each share of common stock, par value $0.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time, shall remain outstanding and unchanged after the Effective Time and shall constitute all of the issued and outstanding equity interests of the Surviving Corporation after the Effective Time.

SECTION 2.07. No Appraisal Rights. Stockholders of REIT II objecting to the Merger will not be entitled to receive payment for the fair value of their shares of REIT II Common Stock.

SECTION 2.08. Exchange.

(a) Promptly (but in no event later than five (5) Business Days) after the Effective Time, the Surviving Corporation shall, if applicable, cause an exchange agent selected by SSTI (the “Exchange Agent”) to mail to each holder of record of shares of REIT II Common Stock (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger.

(b) In the event of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into REIT II Common Stock or SSTI Common Stock, as the case may be), reorganization, recapitalization or other like change with respect to REIT II Common Stock or SSTI Common Stock, as the case may be, occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect fully such event.

(c) Neither SSTI, REIT II, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a share of REIT II Common Stock for any Merger Consideration delivered in respect of such share of REIT II Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law. Any amounts remaining unclaimed by such holders five years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Government Authority) shall become, to the extent permitted by applicable Law and public policy, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(d) All shares of SSTI Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by SSTI in respect of the SSTI Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement.

(e) At the close of business on the day of the Effective Time, the stock transfer books of REIT II shall be closed and thereafter there shall be no further registration of transfers of shares of REIT II Common Stock on the records of REIT II. From and after the Effective Time, the holders of shares of REIT II Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of REIT II Common Stock except as otherwise provided herein or by applicable Law.

(f) It is intended that the Exchange Agent shall issue at or promptly following the Effective Time the consideration set forth in Section 2.06(a) with respect to such shares without action by the holders thereof. The parties hereto shall make appropriate adjustments to this Section 2.08 to the extent reasonably necessary to effect such issuance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF REIT II

Except as set forth in the disclosure schedule that has been prepared by REIT II and delivered by REIT II to SSTI in connection with the execution and delivery of this Agreement (the “REIT II Disclosure Schedule”) (it being agreed that disclosure of any item in any section of REIT II Disclosure

Schedule with respect to any section or subsection of this Article III shall be deemed disclosure with respect to any other section or subsection of this Article III to the extent such relationship is reasonably inferable, provided that nothing in REIT II Disclosure Schedule is intended to broaden the scope of any representation or warranty of REIT II made herein), REIT II hereby represents and warrants to SSTI that:

SECTION 3.01. Organization and Qualification; Subsidiaries.

(a) Each of REIT II and each Subsidiary of REIT II is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other business entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. REIT II and each of its Subsidiaries is duly qualified or licensed as a foreign corporation, limited liability company or partnership or other business entity, as the case may be, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II.

(b) Section 3.01 (b) of the REIT II Disclosure Schedule sets forth a list (true and complete in all material respects with respect to the following clauses (i) and (ii) and true and complete with respect to the following clause (iii)) of: (i) each Subsidiary of REIT II, (ii) the jurisdiction of incorporation or organization of such Subsidiary and (iii) the percentage of the outstanding capital stock or other equity interests of such Subsidiary of REIT II. Other than REIT II’s Subsidiaries, REIT II does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

SECTION 3.02. Articles of Incorporation and Bylaws. REIT II has heretofore made available to SSTI a complete and correct copy of REIT II’s Charter and Bylaws and the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of each Subsidiary of REIT II. The Charter, Articles of Incorporation, Bylaws or equivalent organizational documents of REIT II or any Subsidiary of REIT II are in full force and effect. Neither REIT II nor any Subsidiary is in violation of any of the provisions of its Charter, its Articles of Incorporation, Bylaws or equivalent organizational documents that would have a Material Adverse Effect on REIT II, or any Subsidiary.

SECTION 3.03. Capitalization.

(a) The authorized capital stock of REIT II consists of 10,000,000 shares of REIT II Common Stock, par value $0.01, and 1,000,000 shares of preferred stock, par value $0.01. As of June 15, 2009, 2,711,599 shares of REIT II Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and no shares of REIT II Common Stock have been issued since such date other than through REIT II’s distribution reinvestment plan. As of the date hereof, no shares of preferred stock are issued and outstanding. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of REIT II or any of its Subsidiaries or obligating REIT II or any such Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, REIT II or such Subsidiary. There are no outstanding contractual obligations of REIT II or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of REIT II Common Stock or any capital stock of such Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any such Subsidiary or any other Person.

(b) Each outstanding share of capital stock of, or other equity interest in, each Subsidiary of REIT II is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity interest is owned, directly or indirectly, by REIT II free and clear of any Liens (except Permitted Liens), restrictions on transfer, preemptive rights and rights of first refusal.

SECTION 3.04. Authority Relative to this Agreement.

(a) REIT II has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by REIT II and the consummation by REIT II of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of REIT II, and no other corporate proceedings on the part of REIT II are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, REIT II Stockholder Approval and the filing and recordation of appropriate merger documents as required by the MGCL). This Agreement has been duly and validly executed and delivered by REIT II and, assuming the due authorization, execution and delivery by SSTI and Purchaser, constitutes a legal, valid and binding obligation of REIT II, enforceable against REIT II in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

(b) REIT II’s board of directors, at a meeting duly called and held or by the valid and duly authorized taking of action by written consent in lieu of such meeting, (i) determined that the transactions contemplated hereby, including the Merger, are advisable and in the best interests of REIT II and its stockholders, and approved this Agreement and the transactions contemplated hereby, including the Merger, (ii) directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted to the stockholders of REIT II for their approval and resolved to recommend that the stockholders of REIT II vote in favor of the Merger and such other transactions and (iii) if and to the extent necessary, adopted a resolution having the effect of causing, or have taken all other reasonable steps to cause, the parties hereto not to be subject to the Maryland Business Combination Act and Control Share Acquisition Act.

SECTION 3.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by REIT II do not, and the performance of this Agreement by REIT II will not, and the consummation of the transactions contemplated hereby by REIT II will not, (i) conflict with or violate REIT II’s Charter or Bylaws or other equivalent organizational documents of REIT II or any of its Subsidiaries, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate the MGCL or, to REIT II’s Knowledge, any statute, law, regulation, judgment or decree (“Law”) applicable to REIT II or any of its Subsidiaries or by which any property or assets of REIT II or such Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (except a Permitted Lien) or other encumbrance on any property or asset of REIT II or such Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which REIT II or any such Subsidiary is a party or by which REIT II or such Subsidiary or any property or asset of REIT II or such Subsidiary is bound or affected, except, with respect to clauses

(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) Except as disclosed in Section 3.05(b) of the REIT II Disclosure Schedule, the execution and delivery of this Agreement by REIT II does not, and the performance of this Agreement by REIT II will not, require any consent, approval, authorization or permit of, or filing with or notification to (i) any lender or creditor who provides financing to REIT II and its Subsidiaries related to any REIT II Properties that is, as of the date of this Agreement, currently outstanding and payable by REIT II or its Subsidiaries, or (ii) any United States government, regulatory authority, or any court, tribunal or judicial body (a “Governmental Authority”), except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”), (B) for the filing and recordation of appropriate merger documents as required by the MGCL, and (C) for where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

SECTION 3.06. Permits; Compliance. Each of REIT II and its Subsidiaries is in possession of all licenses, permits and approvals of any Governmental Authority necessary for each of REIT II or such Subsidiary to own and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II. No suspension or cancellation of any of the Permits is pending or, to the Knowledge of REIT II, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II. The business of REIT II and its Subsidiaries has not, since the applicable date of incorporation or formation, been, and is not being, conducted in conflict with, or in default, breach or violation of, (a) any Law applicable to REIT II or such Subsidiary or by which any property or asset of REIT II or such Subsidiary is bound or affected, or (b) any contract, Permit or other instrument or obligation to which REIT II or such Subsidiary is a party or by which REIT II or such Subsidiary or any property or asset of REIT II or such Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II.

SECTION 3.07. Financial Statements. Except as disclosed in Section 3.07 of the REIT II Disclosure Schedule, each of the consolidated financial statements for the years ending December 31, 2007 and 2008 respectively (including, in each case, any notes and schedules thereto, as applicable) attached in Section 3.07 of the REIT II Disclosure Schedule was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes and schedules thereto) and each fairly presents in all material respects the consolidated financial position, results of operations and cash flows of REIT II and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 2008, except as contemplated by this Agreement, (a) REIT II and its Subsidiaries have conducted their businesses in the Ordinary Course, (b) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect with respect to REIT II, and (c) none of REIT II or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the consent of SSTI, would constitute a material breach of the covenants set forth in Section 5.01.

SECTION 3.09. Absence of Litigation; Liabilities. Except as disclosed in Section 3.09 of the REIT II Disclosure Schedule, there is no litigation, action or proceeding (an “Action”) pending or, to the Knowledge of REIT II, threatened against REIT II or any of its Subsidiaries, or any property or asset of REIT II or any of its Subsidiaries, before any Governmental Authority or arbitrator. There are no obligations or liabilities of REIT II or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed or any other facts or circumstances of which REIT II has Knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, REIT II or any of its Subsidiaries, including those relating to Environmental Claims, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to REIT II or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither REIT II nor any of its Subsidiaries nor any property or asset of REIT II or such Subsidiary is subject to any continuing order of, or consent decree, settlement agreement or similar written agreement with, any Governmental Authority or arbitrator, or any order, judgment, injunction or decree of any Governmental Authority or arbitrator that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

SECTION 3.10. Proxy Statement and Information Supplied. The proxy statement to be sent to the stockholders of REIT II in connection with the REIT II Stockholders’ Meeting (as it may be amended or supplemented, the “Proxy Statement”) shall not at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of REIT II or at the time of REIT II Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

SECTION 3.11. Properties and Leases.

(a) (i) Section 3.11(a)(i) of the REIT II Disclosure Schedule sets forth a correct and complete list and address of (A) all real property majority-owned or wholly-owned by REIT II and its Subsidiaries as of the date of this Agreement (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “REIT II Property” and collectively referred to herein as the “REIT II Properties”), and (B) all minority interests in real property owned by REIT I and its Subsidiaries as of the date of this Agreement (“REIT II Minority Interest(s)”). Except as disclosed on Section 3.11(a)(i) of the REIT II Disclosure Schedule, REIT II or its Subsidiaries own fee simple title to each of the REIT II Properties, in each case free and clear of any Liens, or title defects, contractual restrictions, covenants or reservations of interests in title, restrictions, rights of first refusal, encroachments and any other burden or option (collectively, “Property Restrictions”), except for (1) Permitted Liens disclosed in Section 3.11(a)(i)(1) of the REIT II Disclosure Schedule, (2) Property Restrictions imposed or promulgated by Law or by any Governmental Authority and (3) such other Property Restrictions that are shown in REIT II Title Insurance Policies and as set forth in the Lease Documents, provided that such Permitted Liens and Property Restrictions are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to REIT II (such matters in clauses (1), (2) and (3) above, collectively, “Permitted Encumbrances”). Neither REIT II nor any of its Subsidiaries has Knowledge that REIT II or the applicable Subsidiary has violated any covenants, conditions, easements or restrictions of record affecting any of REIT II Properties, which violation has not been cured and, if not cured, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II.

(ii) Section 3.11(a)(ii) of the REIT II Disclosure Schedule lists each material parcel of real property leased (including ground leases) or subleased as of the date of this Agreement by REIT II and any of its Subsidiaries (collectively, the “Leased Properties”). REIT II or the applicable Subsidiary owns a valid leasehold interest in the Leased Properties, subject to and as disclosed in the applicable REIT II Title Insurance Policy, provided that nothing contained therein is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to REIT II or any Subsidiary. True, correct and complete copies of all leases and each material amendment or other material modifications thereto concerning the Leased Properties (“Lease Documents”) have been made available to SSTI. Each of the Lease Documents is valid, binding and in full force and effect as against REIT II or the applicable Subsidiary and, to the Knowledge of REIT II, as against the other party thereto and none of REIT II or any of its Subsidiaries is in breach or default of any such Lease Document, except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II or any of its Subsidiaries. All material payments required to have been made under the Lease Documents by REIT II or any of its Subsidiaries have been made. Except in accordance with the terms of the relevant Lease Document, neither REIT II nor any of its Subsidiaries has exercised any option or right to terminate, renew or extend or otherwise affect the rights or obligations of the tenant under any Leased Documents, and, except as set forth in Section 3.11(a)(ii) of the REIT II Disclosure Schedule, and no consent of any party is necessary for SSTI and its Subsidiaries and affiliates to legally occupy each Leased Property once the transactions contemplated hereby have been completed.

(b) REIT II or its Subsidiaries, as applicable, have good, valid and sufficient title to all the material personal and non-real properties and assets reflected in their respective books and records as being owned by them, free and clear of all Liens, except for Permitted Liens.

(c) Except as set forth on Section 3.11(c) of the REIT II Disclosure Schedule, valid ALTA owner’s policies of title insurance (each a “REIT II Title Insurance Policy”) have been issued insuring, as of the effective date of each such REIT II Title Insurance Policy, REIT II’s or the applicable Subsidiary’s (whether directly or as a successor-in-interest) fee simple or leasehold title to REIT II Properties, subject only to Permitted Encumbrances, and to REIT II’s Knowledge, such policies are, at the date hereof, valid and in full force and effect and no written claim has been made against any such policy. To REIT II’s Knowledge, no REIT II Title Insurance Policy contains what is commonly referred to as a standard survey exception (i.e. any state of facts which an accurate survey would show). A correct and complete copy of each REIT II Title Insurance Policy has been previously made available to SSTI.

(d) Section 3.11(d) of the REIT II Disclosure Schedule sets forth each contract to which REIT II or its Subsidiaries are a party as of the date of this Agreement (i) for the acquisition, option to acquire, development or construction of any REIT II Property or any other real property that may result in total payments by or liability of REIT II or any such Subsidiary in excess of $10,000 or (ii) for the disposition or the option to sell (by merger, purchase, or sale of assets or stock or otherwise) of any REIT II Property or any other real property for consideration in excess of $50,000.

(e) REIT II and its Subsidiaries have obtained all required certificates, permits and licenses from any Governmental Authority having jurisdiction over any of REIT II Properties, all of which are in full force and effect, except for such failures to obtain, to have in full force and effect or to renew, which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II; there is no pending written threat of modification or cancellation of any of same, which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II; and there is no physical damage to any REIT II Properties to an extent which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II.

(f) (i) No condemnation or rezoning proceedings are pending or, to REIT II’s Knowledge, threatened with respect to any of REIT II Properties, and (ii) no Laws including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation have been violated for any REIT II Property, or can reasonably be expected to be violated by the continued maintenance, operation or use of any buildings or other improvements on any of REIT II Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith, in the case of clauses (i) and (ii) above, which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II.

(g) All work required to be performed, payments required to be made and actions required to be taken prior to the date of this Agreement pursuant to any application, submission or agreement REIT II or any Subsidiary of REIT II has entered into with a Governmental Authority in connection with a site approval, zoning reclassification or other similar action relating to any REIT II Properties (e.g., local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where the failure to perform, pay or take would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II.

(h) Section 3.11(h) of the REIT II Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each lease, ground lease or other occupancy agreement (excluding space leases at the self storage facilities owned by REIT II and its Subsidiaries) pursuant to which REIT II or any of its Subsidiaries, as a landlord, leases any REIT II Property and which lease is for more than 5,000 square feet and is for a duration of six months or more (individually, “REIT II Lease” and collectively, “REIT II Leases”). Each REIT II Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) REIT II or a Subsidiary of REIT II and (b) to the Knowledge of REIT II, the other parties thereto, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II. Except as listed in Section 3.11(h) of the REIT II Disclosure Schedule, or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II, REIT II and its Subsidiaries have performed all obligations required to be performed by it to date under each of REIT II Leases and neither REIT II nor any of its Subsidiaries is in default under any REIT II Lease, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect with respect to REIT II (and to REIT II’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). REIT II has made available to SSTI a correct and complete copy of each REIT II Lease and all material amendments or material modifications thereto. Section 3.11(h) of the REIT II Disclosure Schedule includes any REIT II Lease which has been executed for which the term has not yet commenced. With respect to each REIT II Lease, Section 3.11(h) of the REIT II Disclosure Schedule sets forth (i) the name of the tenant, (ii) the expiration date and (iii) the base rent.

(i) All rent and other amounts due under REIT II Leases have been properly calculated and billed to tenants in all respects pursuant to REIT II Leases, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II.

(j) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II and except as set forth in REIT II Title Insurance Policies and the Lease Documents, as of the date of this Agreement neither REIT II nor any of its Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a REIT II Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire a REIT II Property, which, in each case, would be triggered by the Merger.

(k) REIT II has not received any notices from lenders or insurance carriers requiring material repairs or other material alterations to REIT II Properties which have not been completed as of the date of this Agreement.

(l) None of REIT II Properties are managed by REIT II or a Subsidiary of REIT II.

(m) The material improvements on each parcel of REIT II Property have legal and valid access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of REIT II and each of its Subsidiaries operated thereon to be operated in the Ordinary Course, except where the failure to have such access, individually or in the aggregate, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II. The major structural elements of the improvements comprising REIT II Property, including, mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, elevators or parking elements, are, to REIT II’s Knowledge, in sufficiently good condition (except for ordinary wear and tear) to allow the business of REIT II and its Subsidiaries to be operated in the Ordinary Course, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II. No REIT II Property is located in a special flood hazard area designated by any Governmental Authority, unless covered by commercially reasonable and available flood insurance. Each REIT II Property has sufficient parking that complies with all applicable Law (including variances and legal non-conforming approvals) except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II. Each of REIT II Properties is an independent property that does not rely on any facilities (other than public facilities, public roads and off-site parking) located in any real property which is not a REIT II Property to fulfill any requirement of any Governmental Authority or for the furnishing to such REIT II Property of any essential building system or utility, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II.

SECTION 3.12. Intellectual Property.

(a) Other than with respect to software programs that are commercially available on a general basis, REIT II and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in the conduct of the business of REIT II and its Subsidiaries, except where the failure to own, license or have rights to use such Intellectual Property would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II, (i) all patents, patent applications and registrations and applications for registered trademarks, service marks and copyrights which are held by REIT II or any of its Subsidiaries are valid and subsisting and (ii) REIT II and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the material Intellectual Property owned by REIT II or any of its Subsidiaries. To REIT II’s Knowledge, no other Person is infringing, violating or misappropriating any of the Intellectual Property owned or used by REIT II or any of its Subsidiaries, except for infringements, violations or misappropriations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II. To REIT II’s Knowledge, REIT II has not infringed or otherwise violated the Intellectual Property of any third party during the five (5) year period immediately preceding the date of this Agreement that would have a Material Adverse Effect on REIT II or any of its Subsidiaries.

SECTION 3.13. Taxes.

(a) All Tax Returns (as hereinafter defined) and all other material Tax Returns required to be filed by or on behalf of REIT II or any REIT II Tax Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete in all material respects. All Taxes payable by or on behalf of REIT II or any REIT II Tax Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or accrued in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither REIT II nor any REIT II Tax Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and to the Knowledge of REIT II, no request for any such waiver or extension is currently pending.

(b) (i) REIT II for all taxable years commencing in 2007, the year in which REIT II first made a REIT tax election, through the most recent December 31, has elected to be subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) REIT II has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year of this Agreement and, if different, the taxable year in which the Merger becomes effective, (iii) if the taxable year of REIT II were to close on the date of the Closing, REIT II would have satisfied all requirements to qualify as a REIT for such year end and (iv) to REIT II’s Knowledge, no challenge to REIT II’s status as a REIT is pending or threatened. Each REIT II Tax Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of the date of its formation or the acquisition by REIT II of a direct or indirect interest therein, owned any assets that would cause REIT II to violate the requirements of Section 856(c)(4) of the Code. Each REIT II Tax Subsidiary that is a corporation has been since the later of the date of its formation or the date on which such REIT II Tax Subsidiary became a REIT II Tax Subsidiary a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “Taxable REIT subsidiary” pursuant to Section 856(l) of the Code. To REIT II’s Knowledge, neither REIT II nor any of its Tax Subsidiaries holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code, including as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.

(c) No audit or other proceeding by any taxing authority is pending with respect to any Taxes due from or with respect to REIT II or any REIT II Tax Subsidiary, nor is there any material dispute with respect to any liability for Taxes of REIT II or any REIT II Tax Subsidiary either claimed or raised.

(d) REIT II and its Tax Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on REIT II or any REIT II Tax Subsidiary.

(e) Neither REIT II nor any of its Tax Subsidiaries has received notice from any taxing authority in a jurisdiction in which REIT II or such REIT II Tax Subsidiary does not file a Tax Return stating that REIT II or such REIT II Tax Subsidiary is or may be subject to taxation by that jurisdiction.

(f) Neither REIT II nor any of its Tax Subsidiaries (i) is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement between REIT II and any of its Tax Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing or (ii) has any material liability for the Taxes of any Person other than REIT II and its Tax Subsidiaries (x) under Treasury Regulation Section1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(g) As of the date of this Agreement, neither REIT II nor any of its Tax Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(h) Neither REIT II nor any of its Tax Subsidiaries has engaged in any transaction that has given rise to, or could be reasonably expected to give rise to, a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder. REIT II and all of its Tax Subsidiaries have complied with all obligations applicable to REIT II or the relevant REIT II Tax Subsidiary under Sections 6111 and 6112 of the Code.

(i) Neither REIT II nor any of its Subsidiaries has entered into any Prohibited Transaction (as defined in Section 857 of the Code).

SECTION 3.14. Environmental Matters. Except as set forth in Section 3.14 of the REIT II Disclosure Schedule or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to REIT II:

(a) each of REIT II and its Subsidiaries is and has been, and at all times during REIT II’s and each of its Subsidiaries’ ownership and operation of REIT II Properties, and REIT II Properties are and, to REIT II’s Knowledge, have been in compliance with Environmental Laws;

(b) each of REIT II and its Subsidiaries has obtained and currently possesses and maintains in good standing, and in compliance with the terms and subject to the conditions thereof, all Permits required by Environmental Laws (collectively, “Environmental Permits”) in connection with their ownership of REIT II Properties or the development by REIT II or its Subsidiaries of REIT II Properties (provided that no representation or warranty is made with respect to any permit required to be obtained by any lessee of a REIT II Property or any Person other than REIT II or its Subsidiaries with respect to the conduct of business on REIT II Properties);

(c) none of REIT II or any of its Subsidiaries or real property currently owned, leased or operated by REIT II or its Subsidiaries is subject to any pending or, to the Knowledge of REIT II, threatened Environmental Claim;

(d) none of REIT II or any of its Subsidiaries has generated, arranged for the disposal of or otherwise caused to be disposed of any Hazardous Material at any off-site location with respect to which they have received actual notice of any investigation, monitoring, cleanup, removal, remediation or other response action;

(e) to REIT II’s Knowledge, no release or disposal of Hazardous Material has occurred on any currently-owned REIT II Property or other property owned, leased or operated by REIT II or any of its Subsidiaries that was in violation of or required investigation, monitoring, cleanup, removal, remediation or other response actions under Environmental Laws;

(f) except as permitted by Law, and to the Knowledge of REIT II, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any of REIT II Properties that would affect current development, nor is any REIT II Property subject to any current or, to the Knowledge of REIT II, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Authority or any other restriction of record;

(g) except as reflected in REIT II’s consolidated financial statements, no capital expenditures are presently required to maintain or achieve compliance with Environmental Laws;

(h) to the Knowledge of REIT II, except as permitted by Law, there are no underground storage tanks, polychlorinated biphenyls (“PCB”) or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or friable asbestos or asbestos-containing materials at any REIT II Property;

(i) to REIT II’s Knowledge, there have been no material incidents of water damage or visible evidence of mold growth at any of REIT II Properties that have not been corrected or repaired;

(j) except for customary terms in favor of lenders in mortgages and trusts, none of REIT II or its Subsidiaries has assumed any liability of or duty to indemnify or pay contribution to any other party for any claim, damage or loss arising out of any Hazardous Material or pursuant to any Environmental Law;

(k) to REIT II’s Knowledge, no filing, notification or other submission to any Governmental Authority or any approval from any Governmental Authority is required under any Environmental Law for the execution of this Agreement or for the consummation of the Merger or any of the other transactions contemplated hereby; and

(l) to the Knowledge of REIT II, neither REIT II nor any of its Subsidiaries has received any request for information from any Governmental Authority, pursuant to Section 104(e) of CERCLA or any similar Environmental Law.

REIT II and its Subsidiaries have made available to SSTI all material environmental audits, reports and other material environmental documents and reports in their possession or control relating to their current owned or operated properties, facilities or operations.

SECTION 3.15. Material Contracts. Each REIT II Material Contract (any contract with an aggregate value greater than $5,000) is valid and binding in all material respects on REIT II or its applicable Subsidiary (as the case may be) that is a party thereto and, to REIT II’s Knowledge, each other party thereto, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). None of REIT II and its Subsidiaries has received any claim of default of any material provision under or cancellation of any REIT II Material Contract and none of REIT II and its Subsidiaries is in breach or violation of, or default of any material provision under, any REIT II Material Contract. To REIT II’s Knowledge, no other party is in breach or violation of, or default under, any material provision of any REIT II Material Contract; and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall constitute a default under, or give rise to cancellation rights under, or otherwise adversely affect any of REIT II’s material rights under any REIT II Material Contract.

SECTION 3.16. Insurance. REIT II and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of REIT II and its Subsidiaries (taking into account the cost and availability of such insurance). All such insurance agreements are listed on Schedule 3.16 of the Disclosure Schedule.

SECTION 3.17. Affiliate Transactions. Other than those agreements listed on Schedule 3.17 of the REIT II Disclosure Schedule, there are no contracts, commitments, agreements, arrangements or other transactions between REIT II or its Subsidiaries, on the one hand, and (i) any present or former officer or director of REIT II or any of their immediate family members (including their spouses), (ii) any Affiliate of any such officer, director, family member or beneficial owner or (iii) the advisor to REIT II or any of its Affiliates or any present or former officer or director of any such entity or any of their immediate family members (including their spouses), on the other hand.

SECTION 3.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of REIT II or any of its Subsidiaries. REIT II has made available to SSTI a complete and accurate copy of all agreements pursuant to which such entities are entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

SECTION 3.19. Unregistered and Restricted Nature of Merger Consideration. With respect to the shares of common stock of SSTI constituting the Merger Consideration, REIT II represents and warrants, for itself and on behalf of each of its stockholders who shall receive such shares in accordance with this Agreement, REIT II represents and warrants that:

(a) it acknowledges that the shares constituting the Merger Consideration are being offered and issued by SSTI under exemptions from registration provided for in the Securities Act, the availability of which depends in part upon the accuracy of the representations made hereunder by REIT II;

(b) it acknowledges that neither the Merger nor any other transaction contemplated hereunder have been reviewed by the United States Securities and Exchange Commission or by any administrative agency charged with the administration of the securities or Blue Sky Laws of any state;

(c) REIT II has provided, in all respects, what it believes to be (without investigation) complete, accurate and correct information herein concerning the suitability of each of its stockholders to invest in SSTI by acquiring the Merger Consideration in accordance with this Agreement, and REIT II shall notify SSTI immediately of any material change in any such information occurring prior to the Effective Time, including without limitation any information about changes concerning any such stockholder’s net worth or financial position to REIT II’s Knowledge;

(d) it is understood that the Merger Consideration shares may not be offered for sale, sold or transferred other than in accordance with the governing documents and Rule 144 under the Securities Act, and, in addition, pursuant to evidence, satisfactory to SSTI, of compliance with applicable federal and state securities laws;

(e) it is understood that a legend may be placed on any certificate(s) or other document(s) delivered to any stockholder receiving Merger Consideration in accordance hereunder, or any substitute therefor, indicating that such shares have not been registered under applicable federal and state securities laws and referring to the restrictions on transferability and sale of such shares, and that any transfer agent of SSTI may be instructed to require compliance therewith;

(f) IT IS UNDERSTOOD THAT THE MERGER CONSIDERATION SHARES OFFERED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY APPLICABLE STATES (SUCH LAWS, THE “APPLICABLE STATE LAWS”) AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE LAWS. IT IS UNDERSTOOD THAT THE INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. IT IS UNDERSTOOD THAT THE INTERESTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF ANY INVESTMENT MATERIALS RELATED THERETO OR ANY OF THE INFORMATION CONTAINED IN THEM, AND THAT ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL; and

(g) it is understood that the meaning and legal consequences of the representations, warranties, covenants, and certifications set forth in this Agreement, specifically including but not by way of limitation this Section 3.19, and that SSTI has relied and will rely upon such representations, warranties, covenants, and certifications.

SECTION 3.20 Tax Treatments. REIT II has not taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code. REIT II is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SSTI AND PURCHASER

Except as set forth in the disclosure schedule that has been prepared by SSTI and delivered by SSTI to REIT II in connection with the execution and delivery of this Agreement (the “SSTI Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the SSTI Disclosure Schedule with respect to any section or subsection of this Article IV shall be deemed disclosure with respect to any other section or subsection of this Article IV to the extent such relationship is reasonably inferable, provided that nothing in the SSTI Disclosure Schedule is intended to broaden the scope of any representation or warranty of SSTI or Purchaser made herein), or as disclosed in SSTI SEC Reports filed with, or furnished to, as applicable, the SEC prior to the date of this Agreement, each of SSTI and Purchaser hereby, jointly and severally, represents and warrants to REIT II that:

SECTION 4.01. Corporate Organization.

(a) Each of SSTI, each Subsidiary of SSTI and Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other business entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of SSTI, each Subsidiary of SSTI and Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI.

(b) Section 4.01 (b) of the SSTI Disclosure Schedule sets forth a list (true and complete in all material respects with respect to the following clauses (i) and (ii) and true and complete with respect to the following clause (iii)) of: (i) each Subsidiary of SSTI, (ii) the jurisdiction of incorporation or organization of such Subsidiary and (iii) the percentage of the outstanding capital stock or other equity interests of such Subsidiary of SSTI. Other than SSTI’s Subsidiaries, SSTI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

SECTION 4.02. Articles of Incorporation and Bylaws. Each of the SSTI Charter and Purchaser Charter, and each of the SSTI and Purchaser Bylaws is in full force and effect. Neither SSTI nor Purchaser is in material violation of any of the provisions of it’s Charter or Bylaws.

SECTION 4.03. Capitalization. The authorized capital stock of SSTI consists of 700,000,000 shares of SSTI Common Stock, $0.001 par value, and 200,000,000 shares of preferred stock, par value $0.001. As of June 15, 2009, 4,940,176.23 shares of SSTI Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable. As of the date hereof, no shares of preferred stock were issued and outstanding. All shares of SSTI Common Stock subject to issuance pursuant to outstanding options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SSTI (“SSTI Rights”), including all shares of SSTI Common Stock to be issued in the Merger, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable or this Agreement, as the case may be, will be duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any preemptive right purchase option, call option, right of first refusal, subscription or any other similar right. SSTI’s Annual Report on Form 10-K for the year ended December 31, 2008 contains an accurate description in all material respects of all outstanding SSTI Rights as of December 31, 2008, and no material amount of SSTI Rights have been issued since such date other than compensation awards.

SECTION 4.04. Authority Relative to This Agreement. Each of SSTI and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SSTI and Purchaser and the consummation by SSTI and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SSTI and Purchaser, and no other corporate proceedings on the part of SSTI or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the issuance of SSTI Common Stock in the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the MGCL). This Agreement has been duly and validly executed and delivered by SSTI and Purchaser and, assuming due authorization, execution and delivery by REIT II, constitutes a legal, valid and binding obligation of each of SSTI and Purchaser enforceable against each of SSTI and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.05. No Conflict. The execution and delivery of this Agreement by SSTI and Purchaser do not, and the performance of this Agreement by SSTI and Purchaser will not, and the consummation of the transactions contemplated hereby by SSTI and Purchaser will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or other equivalent organizational documents of SSTI or Purchaser, (ii) assuming that all consents, approvals and other authorizations described in Section 4.06 have been obtained and that all filings and other actions described in Section 4.06 have been made or taken, conflict with or violate any Law applicable to SSTI, its Subsidiaries or Purchaser or by which any property or assets of SSTI, its Subsidiaries or Purchaser is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of SSTI, its Subsidiaries or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SSTI or Purchaser is a party or by which SSTI, its Subsidiaries or Purchaser or any property or asset of SSTI, its Subsidiaries or Purchaser is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

SECTION 4.06. Consents and Approvals. The execution and delivery of this Agreement by SSTI and Purchaser do not, and the performance of this Agreement by SSTI and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, (ii) the filing and recordation of appropriate merger documents as required by the MGCL, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. No vote of the holders of any class or series of SSTI’s capital stock is necessary to approve this Agreement or the Merger, and the other transactions contemplated hereby and thereby.

SECTION 4.07. Compliance with Applicable Laws. The business of SSTI and its Subsidiaries has not, since December 31, 2008, been, and is not being, conducted in conflict with, or in default, breach or violation of, (a) any Law applicable to SSTI or such Subsidiary or by which any property or asset of SSTI or such Subsidiary is bound or affected, or (b) any contract, Permit or other instrument or obligation to which SSTI or such Subsidiary is a party or by which SSTI or such Subsidiary or any property or asset of SSTI or such Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI.

SECTION 4.08. SEC Filings; Financial Statements.

(a) SSTI has filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC since March 17, 2008 (the “SSTI SEC Reports”). The SSTI SEC Reports (i) were prepared or will be prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not or will not, at the time of filing or furnishing, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the SSTI SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, when so filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the SSTI SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in, or incorporated by reference into, the SSTI SEC Reports was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes and schedules thereto) and each fairly presents, or in the case of SSTI SEC Reports filed after the date hereof, will fairly present, in all material respects the consolidated financial position, results of operations and cash flows of SSTI and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

SECTION 4.09. Absence of Certain Changes or Events. Since December 31, 2008, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect with respect to SSTI or its Subsidiaries.

SECTION 4.10. Absence of Litigation; Liabilities. Except as disclosed in Section 4.10 of the SSTI Disclosure Schedule, there is no Action pending or, to the Knowledge of SSTI, threatened against SSTI, Purchaser or any of SSTI’s Subsidiaries, or any property or asset of SSTI, Purchaser or any of SSTI’s Subsidiaries, before any Governmental Authority or arbitrator. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI, there are no obligations or liabilities of SSTI, Purchaser or any of SSTI’s Subsidiaries, whether or not accrued, contingent or otherwise. Neither SSTI nor Purchaser nor any of SSTI’s Subsidiaries nor any property or asset of SSTI or such Subsidiary is subject to any continuing order of, or consent decree, settlement agreement or similar written agreement with, any Governmental Authority or arbitrator, or any order, judgment, injunction or decree of any Governmental Authority or arbitrator that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

SECTION 4.11. Property. SSTI or one of its Subsidiaries (each a “SSTI Property Owner”) owns fee simple title to each of the real properties (or the applicable portion thereof) described in SSTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as being owned in fee, as adjusted to reflect purchases and sales since such date (collectively, the “SSTI Properties”). Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI, (i) the interests of the SSTI Property Owners in SSTI Properties are good and marketable, and the same are owned free and clear of Liens except for (A) Permitted Liens, (B) Property Restrictions imposed or promulgated by Law or by any Governmental Authority and (C) such other Property Restrictions that are shown in any title insurance policy insuring SSTI’s or any of its Subsidiaries’ fee simple to any SSTI Property, provided that such Permitted Liens and Property Restrictions are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to SSTI, (ii) except in the Ordinary Course, no SSTI Property requires any extraordinary capital expenditure by SSTI or any of its Subsidiaries, (iii) the execution and delivery of this Agreement by SSTI and Purchaser do not, and the performance of this Agreement by SSTI and Purchaser will not, violate any Lien on any SSTI Property, and (iv) as of the date of this Agreement neither SSTI nor any of its Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a SSTI Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire a SSTI Property, which, in each case, would be accelerated by the Merger.

SECTION 4.12. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of SSTI, Purchaser or any of SSTI Tax Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete in all material respects. Except as and to the extent publicly disclosed by SSTI in the SSTI SEC Reports, (i) all Taxes payable by or on behalf of SSTI, Purchaser or any of SSTI Tax Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither SSTI nor Purchaser nor any of SSTI Tax Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and to the Knowledge of SSTI, no request for any such waiver or extension is currently pending.

(b) SSTI has not yet elected REIT status for federal income tax purposes, but may do so effective January 1, 2008 by filing an election with its 2008 federal income tax return due on or before September 15, 2009. If SSTI does not elect REIT status for the tax year ending December 31, 2008, SSTI shall elect REIT status and operate in such a manner as to qualify as a REIT for the tax year ending December 31, 2009.

(c) SSTI and its Tax Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on SSTI or any SSTI Tax Subsidiary.

(d) Neither SSTI nor any of its Tax Subsidiaries has received notice from any taxing authority in a jurisdiction in which SSTI or such SSTI Tax Subsidiary does not file a Tax Return stating that SSTI or such SSTI Tax Subsidiary is or may be subject to taxation by that jurisdiction.

(e) No audit or other proceeding by any taxing authority is pending with respect to any Taxes due from or with respect to SSTI, Purchaser or any SSTI Tax Subsidiary, nor is there any material dispute with respect to any liability for Taxes of SSTI, Purchaser or any SSTI Tax Subsidiary either claimed or raised.

(f) Neither SSTI nor Purchaser nor any of SSTI Tax Subsidiaries has engaged in any transaction that has given rise to or could be reasonably expected to give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder. SSTI, Purchaser and all of SSTI Tax Subsidiaries have complied with all obligations applicable to SSTI, Purchaser or the relevant SSTI Tax Subsidiary under Sections 6111 and 6112 of the Code.

(g) Neither SSTI nor Purchaser nor any of its Subsidiaries has entered into any Prohibited Transaction (as defined in Section 857 of the Code).

(h) As of the date of this Agreement, except as set forth in Section 4.12 of the SSTI Disclosure Schedule, neither SSTI nor any of its Tax Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

SECTION 4.13. Environmental Matters. Except as set forth in Section 4.13 of the SSTI Disclosure Schedule or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI:

(a) each of SSTI and its Subsidiaries is and has been, and at all times during SSTI’s and each of its Subsidiaries’ ownership and operation of SSTI Properties, and SSTI Properties are and, to SSTI’s Knowledge, have been in compliance with Environmental Laws;

(b) each of SSTI and its Subsidiaries has obtained and currently possesses and maintains in good standing, and in compliance with the terms and subject to the conditions thereof, all Permits required by Environmental Laws (collectively, “Environmental Permits”) in connection with their ownership of SSTI Properties or the development by SSTI or its Subsidiaries of SSTI Properties (provided that no representation or warranty is made with respect to any permit required to be obtained by any lessee of a SSTI Property or any Person other than SSTI or its Subsidiaries with respect to the conduct of business on SSTI Properties);

(c) none of SSTI or any of its Subsidiaries or real property currently owned, leased or operated by SSTI or its Subsidiaries is subject to any pending or, to the Knowledge of SSTI, threatened Environmental Claim;

(d) none of SSTI or any of its Subsidiaries has generated, arranged for the disposal of or otherwise caused to be disposed of any Hazardous Material at any off-site location with respect to which they have received actual notice of any investigation, monitoring, cleanup, removal, remediation or other response action;

(e) to SSTI’s Knowledge, no release or disposal of Hazardous Material has occurred on any currently-owned SSTI Property or other property owned, leased or operated by SSTI or any of its Subsidiaries that was in violation of or required investigation, monitoring, cleanup, removal, remediation or other response actions under Environmental Laws;

(f) except as permitted by Law, and to the Knowledge of SSTI, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any of SSTI Properties that would affect current development, nor is any SSTI Property subject to any current or, to the Knowledge of SSTI, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Authority or any other restriction of record;

(g) except as reflected in SSTI’s consolidated financial statements, no capital expenditures are presently required to maintain or achieve compliance with Environmental Laws;

(h) to the Knowledge of SSTI, except as permitted by Law, there are no underground storage tanks, polychlorinated biphenyls (“PCB”) or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or friable asbestos or asbestos-containing materials at any SSTI Property;

(i) to SSTI’s Knowledge, there have been no material incidents of water damage or visible evidence of mold growth at any of SSTI Properties that have not been corrected or repaired;

(j) except for customary terms in favor of lenders in mortgages and trusts, none of SSTI or its Subsidiaries has assumed any liability of or duty to indemnify or pay contribution to any other party for any claim, damage or loss arising out of any Hazardous Material or pursuant to any Environmental Law;

(k) to SSTI’s Knowledge, no filing, notification or other submission to any Governmental Authority or any approval from any Governmental Authority is required under any Environmental Law for the execution of this Agreement or for the consummation of the Merger or any of the other transactions contemplated hereby; and

(l) to the Knowledge of SSTI, neither SSTI nor any of its Subsidiaries has received any request for information from any Governmental Authority, pursuant to Section 104(e) of CERCLA or any similar Environmental Law.

(m) SSTI and its Subsidiaries have made available to REIT II all material environmental audits, reports and other material environmental documents and reports in their possession or control relating to their current owned or operated properties, facilities or operations.

SECTION 4.14. Material Contracts. SSTI has filed with the SEC copies of all material contracts that were required to be filed with the SEC Reports. Such contracts filed or required to be filed, are herein referred to as “SSTI Material Contracts”. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI, (i) none of SSTI or its Subsidiaries has received any claim of default of any material provision under or cancellation of any SSTI Material Contract or any material contract of a Subsidiary of SSTI, and none of SSTI or its Subsidiaries are in breach or violation of, or default of any material provision under, any SSTI Material Contract or any material contract of a Subsidiary of SSTI, (ii) to SSTI’s Knowledge, no other party is in breach or violation of, or default under, any material provision of any SSTI Material Contract or any material contract of a Subsidiary of SSTI and (iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall constitute a default under, or give rise to cancellation rights under, or otherwise adversely affect any of SSTI’s material rights under any SSTI Material Contract or any material contract of a Subsidiary of SSTI.

SECTION 4.15. Insurance. SSTI and SSTI’s Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of SSTI and SSTI’s Subsidiaries (taking into account the cost and availability of such insurance).

SECTION 4.16. Affiliate Transactions. Neither SSTI nor any of its Subsidiaries is a party to any relationships or transactions of the type described in Item 404 of Regulation S-K of the SEC that has not been disclosed in one or more SSTI SEC Reports.

SECTION 4.17. Information Supplied. The information supplied by SSTI or Purchaser for inclusion or incorporation by reference in the Proxy Statement shall not, in the case of the Proxy Statement, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of REIT II or at the time of REIT II Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, neither SSTI nor Purchaser makes any representation or warranty with respect to any information supplied by REIT II or any of REIT II’s representatives for inclusion or incorporation by reference in the Proxy Statement.

SECTION 4.18. Ownership of Purchaser; No Prior Activities. Purchaser is a direct wholly-owned Subsidiary of SSTI. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Purchaser are owned of record and beneficially by SSTI.

SECTION 4.19. No Ownership of REIT II Capital Stock. As of the date of this Agreement, neither SSTI nor any of its Subsidiaries, including Purchaser, own any shares of REIT II Common Stock.

SECTION 4.20. Brokers. No broker, finder or investment banker (other than Robert A. Stanger & Co., Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SSTI or Purchaser.

SECTION 4.21. Tax Treatment. Neither SSTI nor Purchaser has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code. Neither SSTI nor Purchaser is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

SECTION 4.22. Intellectual Property.

(a) Other than with respect to software programs that are commercially available on a general basis, SSTI and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in the conduct of the business of SSTI and its Subsidiaries, except where the failure to own, license or have rights to use such Intellectual Property would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI, (i) all patents, patent applications and registrations and applications for registered trademarks, service marks and copyrights which are held by SSTI or any of its Subsidiaries are valid and subsisting and (ii) SSTI and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the material Intellectual Property owned by SSTI or any of its Subsidiaries. To SSTI’s Knowledge, no other Person is infringing, violating or misappropriating any of the Intellectual Property owned or used by SSTI or any of its Subsidiaries, except for infringements, violations or misappropriations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to SSTI. To SSTI’s Knowledge, SSTI has not infringed or otherwise violated the Intellectual Property of any third party during the five (5) year period immediately preceding the date of this Agreement that would have a Material Adverse Effect on SSTI or any of its Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01. Conduct of Business by REIT II Pending the Merger. REIT II agrees that, between the date of this Agreement and the Effective Time, except as expressly set forth in this Agreement, the businesses of REIT II and its Subsidiaries shall be conducted in the Ordinary Course, and REIT II shall use its reasonable efforts to preserve substantially intact the business organization of REIT II and its Subsidiaries and to preserve the current relationships of REIT II and its Subsidiaries with customers, suppliers and other Persons with which REIT II or any of its Subsidiaries has significant business relations. Except as expressly set forth in this Agreement, neither REIT II nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of SSTI:

(a) amend or otherwise change the REIT II Charter or Bylaws or any equivalent organizational documents of any Subsidiaries of REIT II;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of REIT II or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of REIT II or any of its Subsidiaries except in the Ordinary Course;

(c) except to the extent necessary to maintain its status as a REIT (provided that any dividend or distribution materially in excess of dividends or distributions paid prior to the date hereof shall require prior consultation with SSTI), declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except in the Ordinary Course;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock except in the Ordinary Course;

(e) (i) acquire any corporation, partnership, other business organization or any division thereof, or any other asset, in any transaction or series of related transactions (including without limitation by merger, consolidation or acquisition of stock or assets or any other business combination, or otherwise, including without limitation by operation of law, assignment, or other transfer); (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets; (iii) enter into or amend or modify in any material respect or terminate any material contract or agreement; or (iv) authorize, or make any commitment with respect to or make any material capital expenditure;

(f) voluntarily create or incur any Lien, except Permitted Liens, material to it or any of its Subsidiaries on any of its assets or any assets of its Subsidiaries;

(g) make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect wholly-owned Subsidiaries);

(h) cancel, modify or waive any debts, claims, or rights held by it or settle any litigation or other proceedings before a Governmental Authority or arbitrator or make any payments in respect thereof;

(i) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its assets;

(j) take any material action with respect to accounting policies or procedures;

(k) except to the extent reasonably necessary to maintain REIT II’s status as a REIT, make or rescind any material Tax election, settle or compromise any material Tax liability or make any material amendment to any Tax Return;

(l) enter into any Prohibited Transaction (as defined in Section 857 of the Code);

(m) take any action (or fail to take any action) that would cause REIT II to fail to qualify as a REIT;

(n) fail to timely file any Tax Returns that are required to be filed by REIT II or any REIT II Tax Subsidiary; or

(o) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02. Conduct of Business by SSTI and Purchaser Pending the Merger. SSTI agrees that, between the date of this Agreement and the Effective Time, SSTI shall use its reasonable efforts to preserve substantially intact the business organization of SSTI, Purchaser and SSTI’s Subsidiaries, to retain the services of its executive officers and to preserve the current relationships of SSTI, Purchaser and SSTI’s Subsidiaries with material customers, suppliers and other Persons with which SSTI, Purchaser and SSTI’s Subsidiaries has significant business relations. Except as expressly set forth in this Agreement, SSTI shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of REIT II, which consent shall not be unreasonably withheld or delayed:

(a) make any amendment to the SSTI Charter that changes the fundamental attributes of SSTI Common Stock (it being understood that the authorization and/or issuance of preferred stock shall not be a change in the fundamental attributes of SSTI Common Stock);

(b) take any action (or fail to take any action) that would cause SSTI to fail to qualify as a REIT;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock except in the Ordinary Course;

(d) voluntarily create or incur any Lien, except Permitted Liens, material to it or any of its Subsidiaries on any of its assets or any assets of its Subsidiaries except in the Ordinary Course;

(e) make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect wholly-owned Subsidiaries) except in the Ordinary Course;

(f) cancel, modify or waive any debts, claims, or rights held by it or settle any litigation or other proceedings before a Governmental Authority or arbitrator or make any payments in respect thereof except in the Ordinary Course;

(g) enter into any Prohibited Transaction (as defined in Section 857 of the Code);

(h) fail to timely file any Tax Returns that are required to be filed by SSTI or any SSTI Tax Subsidiary;

(i) announce an intention to or agree in writing or otherwise to take any of the foregoing actions; or

(j) take, or agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Stockholders’ Meeting. Subject to Section 6.03, REIT II shall, (i) use its reasonable best efforts to duly call, give notice of, convene and hold, in accordance with applicable Law and the REIT II Charter and Bylaws, no later than the 75th calendar day following the commencement of mailing of the Proxy Statement to its stockholders, a special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby, including the Merger, and obtaining REIT II Stockholder Approval (the “REIT II Stockholders’ Meeting”) and (ii) (A) include in the Proxy Statement the recommendation of the REIT II board of directors that the stockholders of REIT II approve the Merger (the “REIT II Recommendation”) and (B) use its reasonable efforts to obtain such approval and adoption; provided that, REIT II may adjourn or postpone the REIT II Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to REIT II’s stockholders or if, as of the time for which the REIT II Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of REIT II Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the REIT II Stockholders’ Meeting.

SECTION 6.02. Access to Information; Confidentiality.

(a) Subject to applicable Law and confidentiality agreements, from the date hereof until the Effective Time, each party shall, and shall cause its Subsidiaries and the officers and representatives of such party and its Subsidiaries to, furnish to the other parties, and will permit the other parties to have reasonable access to, such information and materials as such party may reasonably deem necessary or desirable, including without limitation furnishing information regarding, and access to, the personnel, properties, offices, plants and other facilities, books and records, financial, operating and other data and information of the other parties and their Subsidiaries.

(b) Each of REIT II and SSTI shall maintain as confidential any data, information, documents and materials of a non-public nature which may be made available to the other pursuant to this Agreement and the transactions contemplated hereunder, disclosing only to those such of its officers, directors, shareholders, members, employees and professional advisors (each a “Recipient Affiliate”) as may be deemed reasonably necessary or desirable. Notwithstanding anything else to the contrary contained in this Agreement, in the event that either REIT II or SSTI, or any Recipient Affiliate, is required by subpoena or substantially equivalent legal process, issued by a court or other governmental body, whether foreign or domestic, federal, provincial, state or local, to disclose any such data, information, documents or materials provided the other, then the party which is, or whose Recipient Affiliate is, required by such subpoena or process to disclose any of the evaluation material will notify the other party of such requirement as quickly as practicable in the circumstances so that the other party may seek a protective order or other appropriate remedy against the person, court or governmental body imposing such requirement (or on whose behalf such requirement is being imposed) or waive compliance with this provision.

SECTION 6.03. No Solicitation of Transactions.

(a) Neither REIT II nor any of its Subsidiaries, and its and their respective officers, directors and representatives, participated in any solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal.

(b) REIT II shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives not to, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate or knowingly encourage any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to REIT II Stockholder Approval, if REIT II receives a bona fide Acquisition Proposal or a proposal that may reasonably be expected to lead to an Acquisition Proposal that was not solicited after the date of this Agreement or that did not otherwise result from a breach of this Section 6.03, REIT II may furnish, or cause to be furnished, non-public information with respect to REIT II and its Subsidiaries to the Person who made such proposal and may participate in discussions and negotiations regarding such proposal if (A) the REIT II board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that such action is necessary in order for such directors to comply with the directors’ statutory duties under Section 2-405.1 of the MGCL and fiduciary duties under the REIT II Charter, (B) the REIT II board of directors determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (C) prior to taking such action, REIT II enters into a confidentiality agreement with respect to such proposal. REIT II shall promptly (and, in any event, within 24 hours) notify SSTI after receipt by REIT II of any Acquisition Proposal, including the material terms and conditions thereof, to the extent known, the identity of the third party making any proposal and any material change in the status of discussions or negotiations (including any material amendments to the proposal) between REIT II and the Person making such proposal.

(c) Prior to the Effective Time the REIT II board of directors shall not (i) withdraw, qualify or modify or publicly propose to withdraw, qualify or modify in a manner adverse to SSTI or Purchaser, the REIT II Recommendation or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, an Acquisition Proposal to holders of REIT II Common Stock; provided, however, that in the event an Acquisition Proposal is made prior to REIT II Stockholder Approval, the REIT II board of directors may take such action if REIT II has complied with the notice provisions set forth in the last sentence of Section 6.03(b) and each has determined in good faith (x) after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ statutory duties under Section 2-405.1 of the MGCL and fiduciary duties under REIT II Charter and (y) after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal. In the event that the REIT II board of directors complies with their respective obligations in the preceding sentence, REIT II may enter into a definitive agreement to effect a Superior Proposal, but not prior to such time as REIT II has provided SSTI with written notice that REIT II has elected to terminate this Agreement pursuant to Section 8.01(e) and otherwise complied with REIT II’s obligations in the preceding sentence and in Section 8.01(e).

SECTION 6.04. Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of five years from the Effective Time, the Surviving Corporation Charter and the Surviving Corporation Bylaws shall contain provisions for the indemnification to the full extent permitted by Law of individuals who, at or prior to the Effective Time, were directors, officers, fiduciaries or agents of REIT II or any of its Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of those individuals, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(b) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law or any applicable contract or agreement in effect on the date hereof and made available to the Surviving Corporation, indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of REIT II and each of its Subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, penalties, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, or alleged act or omission, in their capacity as an officer or director, whether occurring before or at the Effective Time, for a period of five years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, any Indemnified Party wishing to claim indemnification hereunder shall promptly notify the Surviving Corporation and SSTI upon learning of same; provided that the failure to so notify shall not relieve the Surviving Corporation of any liability it may have hereunder except to the extent such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that neither REIT II nor the Surviving Corporation shall be obligated pursuant to this Section 6.04(b) to pay the fees and expenses of more than one counsel (in addition to local counsel) for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such two year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(c) The Surviving Corporation shall maintain in effect for five years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by REIT II provided that the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time containing terms and conditions that are not in the aggregate less favorable; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 100% of current annual premiums, and normal increases paid on renewal, paid by REIT II for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Purchaser or the Surviving Corporation shall use their reasonable best efforts to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, SSTI shall, and shall cause the Surviving Corporation or its successors or assigns, to maintain the policies and honor the obligations provided for in this Section 6.04.

(e) SSTI shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04. The provisions of this Section 6.04 are intended for the benefit of and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

(f) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the obligations of this Section 6.04 shall survive the effectiveness of the Merger.

SECTION 6.05. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby, including using its commercially reasonable best efforts to cooperate in the consummation of the transactions contemplated hereunder, including without limitation the diligent pursuit of obtaining all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with REIT II and its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.05(a), including the preparation and making of any filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable and permissible under applicable Law neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised reasonably promptly of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated hereby. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c) Notwithstanding any other provision contained herein, REIT II shall, with respect to any U.S. federal tax filing relating to the REIT status of REIT II that is filed by REIT II between the date hereof and Closing, give SSTI a reasonable opportunity to comment on such filing before it is filed with the IRS and shall accept any reasonable comments (the reasonableness of which shall be determined by REIT II in its sole discretion) that are provided by SSTI with respect to the content of such filing.

(d) Each of the parties hereto agrees to cooperate and use its reasonable efforts to contest and resist any Action, including administrative or judicial Action, and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all available avenues of administrative and judicial appeal.

SECTION 6.06. Public Announcements. From the date hereof until the Effective Time, neither REIT II nor SSTI shall, without the prior written consent of the other, make or cause to be made, whether directly or indirectly, any public announcement or disclosure relating to the Merger or any other transaction contemplated hereunder, and, with respect to any such consent that is required under applicable law to be made by either REIT II or SSTI, such legally required consent shall not be unreasonably withheld, conditioned, or delayed by the other party.

SECTION 6.07. Affiliates. Prior to the date of the REIT II Stockholders’ Meeting, REIT II shall deliver to SSTI a list of names and addresses of those stockholders of REIT II who are, in REIT II’s reasonable judgment, as of the time of the REIT II Stockholders’ Meeting, “affiliates” of REIT II within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other Person subsequently identified by REIT II (in consultation with SSTI) as a Person who may be deemed to be such an affiliate of REIT II.

SECTION 6.08. Dividends. REIT II and SSTI shall coordinate the declaration, setting of record dates and payment dates of dividends on shares of REIT II Common Stock and SSTI Common Stock so that holders of shares of REIT II Common Stock do not receive dividends on both shares of REIT II Common Stock and shares of SSTI Common Stock received in the Merger in respect of the calendar quarter in which the Closing occurs or fail to receive a dividend on either shares of REIT II Common Stock or shares of SSTI Common Stock received in the Merger in respect of such calendar quarter; provided, however, that nothing herein is intended to prevent holders of shares of REIT II Common Stock from receiving a dividend on (i) shares of REIT II Common Stock with respect to the period from the beginning of the calendar quarter in which the Closing occurs to the Closing Date, and (ii) on shares of SSTI Common Stock received in the Merger in respect of shares of REIT II Common Stock with respect to the period from the Closing Date to the end of the calendar quarter in which the Closing occurs.

SECTION 6.09. Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368 of the Code.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. REIT II shall have obtained REIT II Stockholder Approval.

(b) No Order. No Governmental Authority of competent jurisdiction shall have enacted or issued an order, decree, judgment, injunction or taken any other action (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger (collectively, an “Order”); provided, however, that the party claiming the failure of the condition set forth in this Section 7.01(b) shall have used reasonable best efforts to have such Order vacated.

(c) Lender Consents. REIT II or its Subsidiaries shall have obtained any and all consents required by loan documents relating to loans secured by security interests in REIT II Properties to which REIT II or its Subsidiaries are parties to consummate the transactions contemplated hereby.

(d) Completion of Disclosure Schedules. The submission and mutual acceptance of both the SSTI Disclosure Schedule and the REIT I Disclosure Schedule, as described in Section 9.14 hereof.

SECTION 7.02. Conditions to the Obligations of SSTI and Purchaser. The obligations of SSTI and Purchaser to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of REIT II contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures to be true and correct that individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect with respect to REIT II; provided, that for purposes of determining whether the condition in this Section 7.02(a) is satisfied, references to “Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored.

(b) Agreements and Covenants. REIT II shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Acquisition Fee Waiver Agreement. The execution of a written agreement by and between SSTI and its advisor, Strategic Storage Advisor, LLC, in which Strategic Storage Advisor, LLC agrees to waive all acquisition fees associated with the Merger.

(d) Property Management Fee Waiver Agreement. The execution of a written agreement by and among SSTI, Strategic Capital Holdings, LLC, formerly known as U.S. Commercial, LLC (“Strategic Capital”), and USA SS REIT II Property Management, LLC (the “Property Manager”), in which Strategic Capital and the Property Manager agree that the property management fees payable by REIT II to Property Manager shall be waived until a $0.70 FFO per share relating to REIT II Properties is met.

(e) Agreement Regarding DST Purchase Options. The execution of a written agreement by and between SSTI and Strategic Capital in which Strategic Capital agrees to (i) assign to SSTI at or immediately prior to the date of exercise of three separate purchase options (the “Purchase Options”) relating to the portfolio of self storage properties owned by the three subtrusts owned by USA Self Storage I, DST (the “Portfolio”), which exercise date shall be on or after the November 2010 initial exercise date, and (ii) in the event that such Purchase Options are not legally assignable to SSTI or such assignment or exercise of the Purchase Options are prohibited by the lender under the loan agreements relating to the Portfolio, provide compensation to SSTI for such inability to assign the Purchase Options.

(f) Fairness Opinion. The receipt of a fairness opinion from Robert A. Stanger & Co., Inc. relating to the Merger.

(g) REIT I Merger. The successful closing of the REIT I Merger prior to or contemporaneously with the Closing.

(h) Officer Certificate. REIT II shall have delivered to SSTI a certificate, dated the date of the Closing, signed by the President or Chief Financial Officer of REIT II, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(i) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect with respect to REIT II.

SECTION 7.03. Conditions to the Obligations of REIT II. The obligations of REIT II to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SSTI and Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures to be true and correct that individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect with respect to SSTI; provided, that for purposes of determining whether the condition in this Section 7.03(a) is satisfied, references to “Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored.

(b) Agreements and Covenants. SSTI and Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. SSTI shall have delivered to REIT II a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of SSTI, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect with respect to SSTI.

SECTION 7.04. Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such party’s failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the condition.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and abandoned prior to the Closing Date only as follows:

(a) by the mutual written consent of SSTI and REIT II;

(b) by either of REIT II or SSTI by written notice to the other:

(i) if at the REIT II Stockholders’ Meeting (or at any adjournment or postponement thereof) REIT II Stockholder Approval is not obtained;

(ii) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such Order shall have become final and non-appealable, provided, however, that the party terminating this Agreement pursuant to this Section 8.01(b)(ii) shall have used reasonable best efforts to have such Order vacated; or

(iii) if the consummation of the Merger shall not have occurred on or before December 31, 2009 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to either party if such party’s breach of any representation, warranty or covenant herein in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Drop Dead Date;

(c) by written notice from SSTI to REIT II, if REIT II breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and such condition is incapable of being satisfied by the Drop Dead Date or such breach has not been cured by REIT II within 30 Business Days after REIT II’s receipt of written notice of such breach from SSTI; provided that SSTI’s right to terminate under this paragraph shall lapse and be of no effect if not exercised in writing within 15 Business Days following the date upon which the right to terminate hereunder first accrued;

(d) by written notice from REIT II to SSTI if SSTI or Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and such condition is incapable of being satisfied by the Drop Dead Date or such breach has not been cured by SSTI or Purchaser within 30 Business Days after SSTI’s receipt of written notice of such breach from REIT II; provided that REIT II’s right to terminate under this paragraph shall lapse and be of no effect if not exercised in writing within 15 Business Days following the date upon which the right to terminate hereunder first accrued;

(e) by written notice from REIT II to SSTI, in connection with entering into a binding written agreement to effect a Superior Proposal; provided, however, that prior to terminating this Agreement pursuant to this Section 8.01(e), (i) REIT II (with the authorization of the REIT II board of directors) shall have (1) notified SSTI in writing of REIT II’s receipt of such Superior Proposal (and the material terms and conditions thereof) and its intention to enter into such binding written agreement Proposal, and (2) otherwise complied in all material respects with its obligations under Section 6.03, (ii) SSTI does not make, within three Business Days after receipt of REIT II’s written notice pursuant to clause (i) above, an offer that the REIT II board of directors shall have concluded in good faith (following consultation with their respective financial advisors and outside counsel) is at least as favorable, from a financial point of view, to the stockholders of REIT II as such Superior Proposal, and (iii) REIT II shall have paid to SSTI the Break-up Fee as provided in Section 8.02(b). REIT II agrees (x) that it will not enter into the binding agreement referred to in this Section 8.01(e) until at least the fourth Business Day after it has provided the notice to SSTI required hereby and (y) to notify SSTI promptly if its intention to enter into such agreement referred to in its notice to SSTI will change at any time after giving such notice; or

(f) by written notice from SSTI to REIT II, if the REIT II board of directors, prior to REIT II Stockholder Approval, (A) fails to include the REIT II Recommendation in the Proxy Statement, (B) publicly withdraws or knowingly modifies, in a manner adverse to SSTI or Purchaser, the REIT II Recommendation, (C) approves any Acquisition Proposal or publicly recommends that the holders of

REIT II Common Stock accept or approve any other Acquisition Proposal, or (D) at any time after the end of five (5) Business Days following receipt of an Acquisition Proposal, has failed to reaffirm the REIT II Recommendation as promptly as practicable after receipt of any written request to do so from SSTI (which five (5) Business Day period will be extended for an additional five (5) Business Days if REIT II certifies to SSTI prior to the expiration of the initial five (5) Business Day period that the REIT II board of directors is in good faith seeking to obtain additional information regarding its decision to reaffirm the REIT II Recommendation).

SECTION 8.02. Effect of Termination.

(a) Subject to the remainder of this Section 8.02 and to Section 8.03, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of SSTI, Purchaser or REIT II and each of their respective directors, trustees, officers, employees, or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.02 (Confidentiality), 6.06 (Public Announcements), 8.02 (Effect of Termination), 8.03 (Fees and Expenses) and Article IX (General Provisions), which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02(a) shall relieve any party hereto from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b) REIT II shall pay to SSTI an amount in cash equal to $850,000 (the “Break-Up Fee”) if:

(i) this Agreement is terminated by REIT II pursuant to Section 8.01(e); or

(ii) this Agreement is terminated by SSTI pursuant to Section 8.01 (f).

(c) Any fee due under Section 8.02(b) shall be paid by REIT II by wire transfer of same-day funds:

(i) in the case of Section 8.02(b)(i), concurrently with such termination; and

(ii) in the case of Section 8.02(b)(ii), within two (2) Business Days of such termination.

SECTION 8.03. Fees and Expenses.

(a) Except as set forth in Sections 8.02 and this Section 8.03, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees, costs and expenses of agents, representatives, financial advisors, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

(b) If this Agreement is terminated by SSTI pursuant to Section 8.01(c), REIT II shall pay to SSTI within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by SSTI in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

(c) If this Agreement is terminated by REIT II pursuant to Section 8.01(d), SSTI shall pay to REIT II within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by REIT II in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

SECTION 8.04. Deferral Provisions to Ensure Compliance with REIT Gross Income Tests.

(a) Notwithstanding any other provision in this Agreement, any payments otherwise to be made by SSTI to REIT II pursuant to Section 8.03(c) or by REIT II to SSTI under Section 8.02 or Section 8.03(b) for any calendar year shall not exceed the sum of (a) the amount that it is determined should not be gross income of the party receiving such payment (the “Receiving Party”) for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside tax counsel selected by the Receiving Party (the “Counsel’s Gross Income Opinion”) plus (b) such additional amount that it is estimated can be paid to the Receiving Party in such taxable year without creating a risk that the payment would cause the Receiving Party to fail to meet the requirements of Section 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Section 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), which determination shall be made by independent tax accountants to the Receiving Party and (c) in the event the Receiving Party receives a letter from outside tax counsel to the Receiving Party (“Counsel’s Ruling Letter”) indicating that Receiving Party has received a ruling from the Internal Revenue Service holding that the Receiving Party’s receipt of the additional amount otherwise to be paid under Section 8.03(c) either would constitute Qualifying Income or would be excluded from gross income of the Receiving Party for purposes of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”), the aggregate payments otherwise required to be made under this Agreement (determined without regard to this Section 8.04) less the amount otherwise previously paid under clauses (a) and (b) above. The obligation of the party required to make such payment (the “Paying Party”) to pay any unpaid portion of the payment otherwise required under this Agreement that remains unpaid solely by reason of this Section 8.04 shall terminate five years from the date such payment otherwise would have been made but for this Section 8.04.

(b) The Paying Party shall place the full amount of any payments otherwise to be made by the Paying Party to the Receiving Party under Section 8.02 or 8.03, as the case may be, in a mutually agreed escrow account upon mutually acceptable terms which shall provide that any portion thereof shall not be released to the Receiving Party unless and until the Paying Party receives any of the following: (x) a letter from the Receiving Party’s independent tax accountants indicating the amount that it is estimated can be paid at the time to the Receiving Party without creating a risk that the payment would cause the Receiving Party to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants, (y) Counsel’s Ruling Letter or (z) an opinion of outside tax counsel selected by the Receiving Party, to the effect that, based upon a change in Law or interpretation after the date on which payment was first deferred hereunder, receipt of the additional amount otherwise to be paid under this Agreement either would be excluded from gross income of the Receiving Party for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in any of which events the Paying Party shall pay to the Receiving Party the lesser of the unpaid amounts due under this Agreement (determined without regard to this Section 8.04 or the maximum amount stated in the letter referred to in clause (x) above). At the end of the five year period referred to above in this Section 8.04 with respect to any amount placed in such escrow, if none of the events referred to in clauses (x), (y) or (z) or the preceding sentences shall have occurred, such amount shall be released from such escrow to be used as determined by the Paying Party in its sole and absolute discretion.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to SSTI or Purchaser:

Strategic Storage Trust, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

Fax: 949-429-6606

Phone: 949-429-6600

Attention: Timothy S. Morris

Chairman of the Nominating and Corporate Governance Committee

with a copy (which shall not constitute notice) to:

Baker Donelson Bearman Caldwell & Berkowitz, PC

Monarch Plaza, Suite 1600

3414 Peachtree Road, N.E.

Atlanta, Georgia 30326-1164

Fax: (404) 221-6501

Phone: (404) 577-6000

Attention:	Michael K. Rafter, Esq.
Howard S. Hirsch, Esq.

if to REIT II:

Self Storage REIT, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

Fax: 949-429-6606

Phone: 949-429-6600

Attention: H. Michael Schwartz

President and Chairman of the Board of Directors

with a copy (which shall not constitute notice) to:

Gregory Kaplan, PLC

7 East Second Street (23224-4253)

P.O. Box 2470

Richmond, VA 23218-2470

Fax: 804-916-9117

Phone: 804-897-0645

Attention: Robert R. Kaplan, Jr., Esq.

SECTION 9.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.04. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement and any of the rights or obligations hereunder shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party hereto without the prior written consent of the other parties and any such purported assignment shall be null and void, except that SSTI and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary of SSTI, provided that no such assignment shall relieve the assigning party of its obligations hereunder and such assignment does not alter the type or amount of the Merger Consideration and would not and would not reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 9.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such parties).

SECTION 9.06. Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at Law or in equity.

SECTION 9.07. Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to contracts executed in and to be performed in that State, and the MGCL, specifically, shall govern with respect to the Merger and those provisions set forth herein that are required to be governed by it. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in a court of competent jurisdiction located in Orange County, California. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 as to giving notice hereunder shall be deemed effective service of process on such party. If a dispute arises out of or relates to this Agreement, the parties agree first to try in good faith to settle the dispute by mediation before resorting to arbitration or litigation. The parties agree that the mediator shall be chosen no later than thirty (30) days after the submission of a claim by either party. If the parties cannot agree on the selection of a mediator, one shall be selected by the American Arbitration Association. The fees and expenses of the mediator shall be borne equally by the parties. If the controversy is not resolved through mediation in accordance with the foregoing, the parties agree that any controversy or claim arising out of or relating to this Agreement shall be determined by binding arbitration that shall be subject to and shall be conducted by a single arbitration in accordance with the United States Arbitration Act. The arbitrator shall have authority to award damages and grant other relief he deems appropriate. The arbitrator shall give effect to statues of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable, shall be determined by the arbitrator. Judgment upon the arbitration award may be entered in any court having jurisdiction. The fees and expenses of arbitrator and AAA shall be borne equally by the parties.

SECTION 9.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.09. Interpretation. All references in this Agreement and either Disclosure Schedule to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word “including” shall mean “including without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

SECTION 9.10. Performance Guaranty. SSTI hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser under this Agreement in accordance with the terms hereof.

SECTION 9.11. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of REIT II, no amendment may be made that would, under applicable Law, require further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.12. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.14. Completion of Disclosure Schedules. The SSTI Disclosure Schedule and the REIT II Disclosure Schedule have not been prepared in their final form at the time of execution of this Agreement. Input by SSTI and REIT II is necessary to finalize the SSTI Disclosure Schedule and the REIT II Disclosure Schedule and each party agrees to use its reasonable best efforts to finalize them. Within 21 days prior to the Closing, the parties shall agree on the completed SSTI Disclosure Schedule and the REIT II Disclosure Schedule. Once submitted and accepted by REIT II or SSTI, as the case may be, the SSTI Disclosure Schedule and the REIT II Disclosure Schedule, respectively, shall be appended to, and become a part of, this Agreement.

[Signatures are on the following page.]

IN WITNESS WHEREOF, SSTI, Purchaser and REIT II have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STRATEGIC STORAGE TRUST, INC.

By	/s/ Paula Mathews
Name:	Paula Mathews
Title:	Executive Vice President

SS REIT II ACQUISITION, INC.

By	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	President

SELF STORAGE REIT II, INC.

By	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	President